Exhibit 10.4

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

KNOW HOW and TRADEMARK LICENCE AGREEMENT

BETWEEN:

IASON GmbH a company organised and existing under the laws of Austria, whose registered office is at Feldkirchner Straße 4, A-8054 Graz-Seiersberg represented by Mr Mag. Christoph Artner in his capacity of CEO, (hereinafter “LICENSOR”)

- on the one hand -

AND :

Advanced Accelerator Applications S.A., a company organised and existing under the laws of France, whose registered office is at 20 rue Diesel 01630 Saint Genis Pouilly (France), represented by Stefano Buono, in his capacity of President and General Director (hereinafter the “LICENSEE”)

- on the other hand -

WHEREAS:

A.	LICENSOR has developed the formulation of the pharmaceutical Product(s) described in Schedule A hereto (« the Product(s) ») and owns a body of scientific, technical and marketing information and know-how relating to the Product(s).

B.	LICENSOR is the registered owner of the trademark(s) shown in Schedule B hereto which is/are registered in different countries as given in Schedule B.

C.	LICENSOR has obtained from the competent authorities the Marketing Authorisation according to pharmaceutical legal rules to sell and market the Product in the countries given in Schedule C.

D.	LICENSOR as the Marketing Authorisation Holder (MAH), is responsible for all aspects of the Product, including quality and compliance with the conditions of marketing authorisation.

E.	LICENSOR wishes to grant LICENSEE the right to manufacture the Product(s) by using the LICENSOR’s know-how and the right to sell and to promote the sales of the Product(s) in France, Spain, Belgium, Luxembourg, The Netherlands, French Cantons of Switzerland, and the following regions of Italy: Valle d´Aosta, Piemonte, Liguria, WesternPart of the regions of Lombardia and Emilia Romagna, including the city of Parma, according to the map attached hereto as Schedule D (the “Territory”). The city of

Parma is belonging to LICENSEE´s region. For Southern Italy, LICENSOR intends to grant LICENSEE this right under a special agreement to be defined within the year 2009.

F.	Except for the equipments mentioned under letter G below, LICENSEE has all necessary industrial equipment and commercial resources for manufacturing and selling the Product(s) in the Territory and is willing to do so in its own name and on its own account.

G.	LICENSOR will supply and install all necessary technical equipments (Technical Equipment as specified in Schedule H) as better specified in this agreement and upon the terms and conditions set forth under paragraph 3.1. and Schedule E of this contract.

IT WAS THEREFORE AGREED AS FOLLOWS:

1.	DEFINITIONS

In this Agreement:

« Affiliate » means any company, firm, partnership or other legal entity which (a) directly or indirectly owns or controls, or (b) is owned or controlled by, or (c) is under common control or ownership with, either party.

« Authorities » means the competent authorities which authorise the importation and/or sale of the Product(s) in the Territory.

« Effective Date » means the date of first production of LICENSOR´s Product on LICENSEE´s site after having accomplished Variation Type II for LICENSEE´s site for first Product under this agreement.

« Execution Date » means the date of signature of this Agreement by both parties as set out at the top of page 1.

« Force Majeure » means any circumstances beyond the reasonable control of either party including, without limitation, any decision of the Authorities or other governemental bodies, strike, lock-out or other form of industrial action.

«Improvement» means any development or enhancement of the Know-How which would make the Product(s) cheaper, more effective, more useful or more valuable, or which would in any other way render the Product(s) preferable in commerce when compared to other competitive Product(s).

«Inventing Party» has the meaning set out in clause 6.1(a).

«Know-How» means any methods, techniques, processes, discoveries or inventions, whether patentable or not, specifications, recipes, formulae, designs, plans, drawings, data or other technical, scientific or marketing information.

«LICENSOR’s Know-How » means any Know-How relating to the Product(s), their manufacture and their marketing, which has been developed or acquired by the LICENSOR

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on or before the date of this Agreement, or which shall be developed or acquired by the LICENSOR after such date, including but not limited to :

-	the methods of manufacturing,
-	the technical specifications and formula,
-	the methods of quality control,
-	the design and get-up of the packaging and labelling including the LICENSOR’s logo,
-	the methods of marketing, advertising and sales promotion,
-	all scientific and medical data, including all data contained in the Registration Dossier.

«LICENSOR’s Corporate Design Guidelines» means the LICENSOR’s guidelines relating to the use of LICENSOR’s corporate Logo and Trademark on packagings and advertising materials.

“Module 3”is the section of any Marketing Authorisation concerning the industrial process for production of the Product to which the Marketing Authorisation refers.

« Product(s)» means the pharmaceutical Product(s) in its/their finished form as described in Schedule A.

« Production Sites» are the sites within the Territory, where the LICENSEE envisages to manufacture the Products as listed in Schedule A, and any further production site that the LICENSEE may add to the attached list from time to time (“New Production Sites”), by written notice to the LICENSOR.

« Product Licence(s) » means the authorisation(s) issued by the Authorities to manufacture and/or import and/or market the Product(s) in the Territory, including any Variation Type II filed by the LICENSOR with reference to any of the LICENSEE’s Production Sites.

« Territory » has the meaning ascribed to it in letter E of the premises..

« Trademark(s) » means the LICENSOR’s registered and not registered trademark(s) as set out in Schedule B hereto and, except where the context otherwise requires, any copyright or other intellectual property rights of the LICENSOR in respect of the get-up of the Product(s) and the design of the packaging and labelling of the Product(s).

“Variation Type II” means the authorisation by the Authorities of the “variation” of the Marketing Authorisation, which is necessary in order to include a new production site in the Marketing Authorisation and, thus, produce and market the Product(s) from such production site.

2.	LICENCE AND ROYALTIES

2.1.	Under the terms and conditions hereinafter set out, the LICENSOR hereby grants LICENSEE and LICENSEE hereby accepts the grant of :

(a)	an exclusive licence to use the LICENSOR’s Know-How for the purpose of manufacturing and selling the Product(s) in the Territory and

(b)	an exclusive licence to use the Trademark(s) in relation thereto.

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2.2.	As a result of the rights granted under clause 2.1, the LICENSOR shall not, during the term of this Agreement, grant any third party the right to use the LICENSOR’s Know How and/or the Trademark(s), neither for manufacturing the Product(s) for sale in the Territory nor for selling or promoting the sales of the Product(s) in the Territory.

2.3.	As a result of the rights granted under clause 2.1, LICENSEE shall not, during the term of this Agreement, except with the LICENSOR’s prior written consent:

(a)	assign, transfer or sub-license any of its rights or sub-contract or otherwise delegate any of its obligations under this Agreement to any third party ;

(b)	manufacture the Product for sale outside the Territory or sell the Product(s) outside the Territory.

2.4.	As remuneration of the rights granted under clause 2.1 above, in full consideration of all benefits afforded under this Agreement, LICENSEE shall pay the LICENSOR a royalty according to Schedule E.
2.5.	Royalty payments shall be made every 3 months. LICENSEE shall provide the LICENSOR by the 30th day after each three-month period with a written report showing all necessary data, mainly production amounts (no. of batches performed) of the Product(s) during the immediately preceding three-month period and calculation of the due royalties according to paragraph 2.4 above. LICENSOR will then issue an invoice to LICENSEE for the amount of said royalties and LICENSEE will then pay the invoice within 30 days of receipt. Payment shall be made to LICENSOR to the following bank account, or any other bank account subsequently and timely communicated from LICENSOR to LICENSEE in writing.

Steiermärkische Bank und Sparkassen AG

BIC: [•]

IBAN : [•]

2.6.	LICENSEE shall give LICENSOR access to the LICENSEE’s production records and pharmaceutical documentation concerning the Products under this agreement, in order to verify the declared no. of batches produced.

2.7.	In case of a disagreement between the parties as to the no. of batches produced, the LICENSOR will also have access to all sale records of the Product(s), in order to be able to verify correlation between net sales figures of Product(s) and no of batches declared.

2.8.	The rights under 2.6. and 2.7. can be exercised on a quarterly basis.

3.	PRODUCT LICENCE(S)

3.1	As soon as possible after the Execution Date, the LICENSOR shall, at its own cost provide LICENSEE with:

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(a) one copy of the Marketing Authorisation for each Product, together with all necessary pharmaceutical and technical information and documentation, which is necessary for the LICENSEE to start the production under this contract. The Qualified persons of both parties have agreed upon such documentation as described in Schedule F.

(b) any and all LICENSOR’s Know-How in order to enable LICENSEE to prepare and finalise in due time and under the LICENSOR´s guidance all documents, forms, reports, records, studies, protocols, product information and any other information required or useful to file and or obtain LICENSOR´s Variation Type II for each of the LICENSEE’S Production Site in relation to each Product and any other Product Licence(s) possibly required in order for the LICENSEE to manufacture, import and/or market the Products in the Territory.

(c) installation of the necessary technical equipment for production of the Products under this agreement, as specifically identified in Schedule H to this agreement (the “Technical Equipment”). The Technical equipment shall comply with the specifications detailed in Schedule H and shall be supplied and installed at each Production Site according to the time schedule shown in Schedule H. The LICENSOR shall also provide the LICENSEE with the after sale service in relation to the Technical Equipment supplied to LICENSEE, as provided in Schedule H. Supply, installation and after sale service of the Technical Equipment shall be entirely remunerated by the LICENSEE with the “basis fee” provided in Schedule E, per each Production Site. LICENSEE has to provide the necessary technical installation to produce the needed nuclide in the target (see schedule H). If additional equipment has to be ordered from a third party, LICENSOR will do that on the account of LICENSEE after prior consensus of the latter about the items and services to be ordered. LICENSEE will in no case order equipment from a third party to avoid disagreement between the parties as to the responsibility for the quality of the technical equipment installed by LICENSOR.

3.2	LICENSOR shall in its name and at its own cost:

(a) Perform all necessary validation works on the site of the LICENSEE, which are basis for production of the necessary site specific documents as described in 3.1.a. under responsibility of the LICENSOR on the LICENSEE´s production site.

(b) file an application for obtaining the Variation Type II for each Product and for each LICENSEE’S Production Site and any other Product Licence(s) with the Authorities as soon as practically possible after signing this Agreement or, in case of New Production Sites, as soon as practically possible after the reception of the GMP authorisation delivered by the competent Authorities;

(c) take any other action that may be required by the Authorities for granting the Variation Type II or other Product Licences possibly required in order for the LICENSEE to manufacture, import and/or market the Products in the Territory.

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3.3	As soon as the Variation Type II or any other Product Licence(s) is/are issued by the Authorities, LICENSOR shall inform LICENSEE in writing and shall provide the LICENCEE with one copy thereof.

4.	CONFIDENTIALITY

4.1.	During the term of this Agreement and after its termination, LICENSEE shall not, except as provided by sub-clause 4.2, disclose to any third party or use for any purpose other than contemplated by this Agreement, any part of the LICENSOR’s Know-How or any other information which has been or will be disclosed by the LICENSOR to LICENSEE under or pursuant to this Agreement, which is marked in writing as confidential (“LICENSOR’s Confidential Information”).

4.2.	Any LICENSOR’s Confidential Information may be :

(a)	disclosed by LICENSEE to (i) the Authorities or (ii) any other person, to the extent required by applicable laws; or

(b)	disclosed by LICENSEE to any of its own employees or to employees of its own Affiliates to the extent necessary for the manufacture and sale of the Product(s), subject to LICENSEE imposing upon such employees a written undertaking to comply with obligations identical to those set out in sub-clause 4.1.

4.3.	The obligation of secrecy and non-use shall not apply to such LICENSOR’s Confidential Information which the LICENSEE has provided to the LICENSOR in writing that:

(a)	is or becomes in the public domain without violation of this Agreement, or

(b)	has been legitimally received from a third party, without violation of this Agreement.

4.4.	Upon termination of this Agreement the LICENSEE shall be obliged to promptly return to the LICENSOR, without being requested to do so, all samples, documents, electronic records, data carriers and other storage media which the LICENSOR hands over to the LICENSEE within the scope of the cooperation under this Agreement or makes available to the LICENSEE in any other way. With respect to this obligation, the LICENSEE hereby waives any right of retention irrespective of ots legal basis. Furthermore, the LICENSEE undertakes not to make any copies, electronic storage or any other records of the documents handed over and to promptly and completely destroy and/or delete any that have necessarily been made, and to confirm this in writing at the LICENSOR’s request.

5.	DISCLOSURE OF THE LICENSOR’s KNOW-HOW and TECHNICAL ASSISTANCE

5.1.	As soon as practicable after the Execution Date, the LICENSOR shall disclose the LICENSOR’s Know-How to LICENSEE in sufficient detail to enable LICENSEE to manufacture the Product(s) on an industrial basis. Thereafter, the LICENSOR shall,

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during the term of this Agreement, disclose to LICENSEE any modification to the LICENSOR’s Know-How.

5.2.	The LICENSOR represents and warrants to the LICENSEE that:

-	the LICENSOR is the owner of the LICENSOR’s Know-How and of the Trademark(s) and has full right and authority to give and grant all rights and licences for the use of the LICENSOR’s Know-How and Trademark(s) in the Territory in connection with the manufacture and sale of the Product(s);

-	the use by the LICENSEE of the LICENSOR’s Know-How and of the Trademark(s) in the Territory does not infringe any third party’s right;

-	the performance by LICENSOR of its obligations under this Agreement does not contravene any provision of law, regulation, judgment, order, certificate of incorporation, by-laws, agreement or other instruments to which the LICENSOR or any of its property is subject.

5.3.	Nothing in this Agreement shall be construed as imposing any obligation upon the LICENSOR to engage in any scientific or technical study relating to the Product(s).

5.4.	During a period of 2 months from the Execution Date:

(a)	LICENSEE shall be entitled, at its own cost, to send to the LICENSOR’s premises where the Product(s) is/are manufactured suitably qualified employees of LICENSEE for training in the manufacture of the Product(s) and use of the LICENSOR’s Know-How;

(b)	the LICENSOR shall, if so requested by LICENSEE, make available to LICENSEE, at LICENSEE’s cost and for a period not exceeding 5 man days in any quarter, the services of suitably qualified employees of the LICENSOR to provide technical assistance at LICENSEE’s premises in relation to the manufacture of the Product(s) and the use of the LICENSOR’s Know-How in relation thereto;

(c)	the number of employees of each party who shall visit the other party’s premises pursuant to paragraphs (a) and (b) above and the time and duration of such visits shall be agreed in advance by mutual consent of both parties ;

(d)	Any employees of either party who shall visit the other party’s premises pursuant to paragraphs (a) and (b) above shall remain employed by the party which sends them and this party shall :

(i)	ensure that each such employee complies with all security, health and safety and other regulations in force at the premises visited and

(ii)	Indemnify the other party against any damage to this other party’s property or any personal injury to any individual which is caused by the negligent act or omission of any such employee at the other party’s premises.

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6.	IMPROVEMENTS

6.1.	If any time during the term of this Agreement, either party makes, devises or otherwise acquires any Improvement, it shall, as soon as reasonably practicable, disclose the Improvement to the other party in the same conditions as those set out in sub-clause 5.1 and 5.2 above, provided however that such obligation shall not apply to the extent that or for so long as :

(a)	the party which makes or acquires the Improvement (« the Inventing Party ») is precluded from doing so by law or any obligation owed to any third party, or

(b)	the disclosure of the Improvement would prejudice the ability of the Inventing Party to obtain a patent or any other intellectual property protection in respect of the Improvement.

6.2.	Whenever the LICENSOR is the Inventing Party, any Improvement which is disclosed by the LICENSOR to LICENSEE pursuant to sub-clause 6.1 shall be deemed to be included in the definition of the LICENSOR’s Know-How and LICENSEE shall have the same rights upon such Improvement as those granted by the LICENSOR upon the LICENSOR’s Know-How under this Agreement.

6.3.	Whenever LICENSEE is the Inventing Party, any Improvement which is disclosed by LICENSEE to the LICENSOR pursuant to sub-clause 6.1 (« LICENSEE’s Improvement ») shall belong to LICENSEE and shall be subject to the following conditions :

(a)	LICENSEE shall be entitled, without the LICENSOR’s prior consent, to:

-	apply at its own cost for any patent upon any LICENSEE’s Improvement;
-	use any LICENSEE’s Improvement for manufacturing or selling the Product(s) or for any other purpose, including granting any license thereupon to any third party; provided that such LICENSEE’s Improvement is separable from, and not dependent upon, the LICENSOR’s Know-How.

(b)	LICENSEE shall be entitled, without the LICENSOR’s prior consent, to use any LICENSEE’s Improvement for manufacturing or selling the Product(s) or for any other purpose, including granting any license thereupon to any third party provided however that (i) such LICENSEE’s Improvement is separable from, and not dependent upon, the LICENSOR’s Know-How and (ii) such license does not involve any disclosure of THE LICENSOR’s Know-How ;

(c)	In any case the LICENSOR shall be entitled to manufacture, use, sell or otherwise deal in any Product(s) manufactured through the use of any LICENSEE’s Improvement by way of a non-exclusive, worldwide, perpetual and royalty-free licence;

7.	MANUFACTURE AND PACKAGING of the PRODUCT(S)

During the term of this Agreement, LICENSEE shall:

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(a)	manufacture and pack the Product(s) in conformity with :

(i)	the LICENSOR’s Know-How and all other written instructions from THE LICENSOR, in conformity with the Registration Dossier and/or the Product Licence, and

(ii)	all applicable legal and regulatory requirements ;

(b)	ensure that all packagings and labellings for the Product(s) comply with all applicable legal and regulatory requirements in the Territory and with the LICENSOR’s Corporate Design Guidelines

(c)	permit the LICENSOR’s authorised representatives, at any time during normal working hours and on reasonable advance notice (not shorter than two weeks) to enter the premises of LICENSEE where the Product(s) is/are manufactured, packed or stored, in order to check exclusively their conformity with the above provisions, provided a date for the visit is agreed at least 2 weeks in advance;

(d)	permit the LICENSOR´s authorised persons to perform regular audits in the following fields:

compliance with GMP-rules

production files of Products under this contract

provided that a date for the audit is agreed at least 2 weeks in advance;

(e)	permit the LICENSOR´s authorised persons to perform Audits on emergency occasion in the following fields, with a prior notice of at least 3 working days:

fields listed under (d)
radiation protection
packing and shipping in compliance with ADR and IATA.

8.	MARKETING and SALE of the PRODUCT(S)

8.1.	During the term of this Agreement, LICENSEE shall:

(a)	Use its best commercial endeavours to promote the sales of the Product(s) throughout the Territory;

(b)	sell and market the Product(s) in the Territory only in packagings and labellings conforming with the provisions of sub-clause 7 (b) ;

(c)	refrain from (i) using the Trademark(s) for any other purpose than as permitted under this Agreement;

(d)	notify the LICENSOR in writing of any serious adverse reaction to the Product(s).

For the purpose of this paragraph, a serious adverse reaction shall mean any medical occurrence following the use of the Product(s) which (i) results in patient’s death or (ii) requires the patient to be hospitalised or to prolong hospitalisation or (iii) results in a

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persistent or significant disability or incapacity or (iv) is life threatening or (v) involves a malignancy or congenital anomaly;

Install a Documentation Management for all type of customer claims, starting from low-level complaints upon delivery delays, logistic failures, etc. on a quarterly base.

(e)	inform the LICENSOR as soon as it becomes aware of (i) the introduction in the Territory of any Competitive Product or (ii) any infringement to the Trademark(s) or (iii) any decision from the Authorities to suspend or discontinue the sale of the Product (s) in the Territory and/or to recall from the Customers the Product(s) already delivered to them;

8.2.	Any production and distribution of Products under this contract as free samples for the customers and/or members of the medical profession in the Territory can be done by LICENSEE on his own decision and costs. Nevertheless LICENSEE shall pay to LICENSOR the royalty according to Schedule E without any reduction.

9.	PROTECTION OF THE LICENSOR’s KNOW-HOW and OF THE TRADEMARK

9.1.	LICENSOR shall, at its own cost :

(a)	obtain, maintain and renew all existing and future registrations of the Trademark(s) in the Territory,

(b)	take all actions which the LICENSOR shall deem advisable to protect and defend the Trademark(s) against illicit copy, imitation or infringement by any third party in the Territory.

9.2.	LICENSEE shall inform the LICENSOR of:

(a)	any claim threatened or made against LICENSEE by any person alleging that the use of the LICENSOR’s Know-How or the Trademark(s) infringes any intellectual property right or other rights of third parties,

(b)	any illicit copy, imitation or infringement by any person in the Territory of the Trademark(s) or the get-up of the Product(s) or the packaging or labelling thereof of which LICENSEE officially becomes aware;

provided however that LICENSEE shall take no action in relation thereto except as LICENSOR may reasonably require pursuant to sub-clauses 9.4.

9.3	LICENSEE shall take all such steps as LICENSOR may reasonably require to assist the LICENSOR in:

(a)	maintaining the validity or enforceability of LICENSOR’s rights on LICENSOR’s Know-How or the Trademark(s) in the Territory or

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(b)	taking actions for illicit copy, imitation or infringement of the Trademark(s) in the Territory.

9.4	LICENSEE shall be obliged, to provide the contractual Product’s manufactured by the LICENSEE or by order of the LICENSEE with serial numbers and mark them as given in the SPC (Summary of Product Characteristics) after having achieved the Variation Type II under French authorithies guidance. A proposal for the labelling to be proposed at Variation Type II application is attached as Schedule G.

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10.	TERM and TERMINATION

10.1	This Agreement shall enter into force on the Execution Date and shall continue for an initial period of 5 years from the Effective Date and thereafter for successive periods of 1 year each, until and unless terminated by either party pursuant to any of the following clauses.

10.2	Either party may terminate this Agreement by the end of the initial period or of any subsequent period, subject to giving the other party notice to that effect not less than 9 months in advance. In case of termination of this contract by the LICENSOR prior to the initial period of 5 years, the LICENSOR is obliged to buy back the equipment (schedule H) bought by the LICENSEE at book value. The equipment will be depreciated by the LICENSEE in a linear way over [*]. For compensation of its investments in the contract period, the LICENSOR will pay an additional fee representing [*]% of the total license fee (this excludes the basis fee as defined in schedule A). Beyond year 5 (i.e. the initial period), the LICENSOR will pay [*]% of the latest annual license fees.

10.3	Without prejudice to any claim for damages against the breaching party, either party shall be entitled to terminate this Agreement forthwith upon giving notice to the other party if this other party commits any breach of this Agreement and fails to remedy such breach at the end of a period of 30 (thirty) days after being given a notice containing full particulars of the breach and requiring it to be remedied.

10.4	Upon termination of this Agreement for any reason, LICENSEE shall :

(a)	be entitled, for a period not exceeding a maximum of 6 months after the date of expiry of this Agreement (“the Expiry Date”), (i) to manufacture the Product(s) to the extent necessary to satisfy contractual obligations as given by contracts or orders with customers and accepted by LICENSEE prior to the Expiry Date.

(b)	subject to paragrph (a) above, cease forthwith (i) to use the Trademark(s) and the Product Licence(s) and (ii) to use or otherwise exploit in any way, directly or indirectly, LICENSOR’s Know-How, except to the extent that LICENSOR’s Know-How is, at the date of termination or at any time thereafter becomes public knowledge, otherwise than through any fault or negligence of LICENSEE;

(c)	ensure that, as soon as practically possible after termination, any reference to the Trademark(s) and/or LICENSOR’s Logo on its premises, vehicles, business documents and advertising materials is removed and that any of its advertisements and advertising materials containing such reference ceases to be used;

10.5	After the Expiry Date, neither party shall be under any obligation to the other under this Agreement, except that the provisions of clauses 3.5, 4, 6.3 and 11 shall continue in force in accordance with their terms, notwithstanding termination of this Agreement.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Furthermore the LICENSOR shall be entitled to terminate this Agreement forthwith, by serving written notice, with immediate effect (without giving any prior notice period) if the LICENSEE

10.5.1	files a nullity suit against a contractual Property Right.

10.5.2	does not achieve the agreed minimum quantities, as provided in paragraph 12.2 below;

10.5.3	has lost the legal basis for pharmaceutical production, e.g. loss of production licence, GMP/certification;

10.5.4	does not fullfill essential obligations of this Agreement despite a warning in writing, as provided in paragraph 10.3 above; or

10.5.5	if insolvency proceedings have been initiated against the LICENSEE assets.

11.	GOVERNING LAW and SETTLEMENT OF DISPUTES

11.1	This Agreement shall be governed exclusively by the substantive laws of the Republic of Austria excluding any conflict of law provisons. This shall also apply to the ssue of the Conclusion of this Agreement as well as to the legal consequences of its after-effet.

11.2	All disputes arising out of this contract or related to its violation, termination or nullity shall be, unless it is settled amicably within 60 (sixty) days from the date of either party’s claim against the other, finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber in Vienna (Vienna Rules) by one or more arbitrators appointed in accordance with these Rules. The number of arbitrators shall be three. The language to be used in the arbitral proceedings shall be English. The place of arbitration shall be Vienna/Austria.

12.	OBLIGATION TO USE

12.1.	The LICENSEE shall use its best efforts to exercise the license right, to start production without delay and to carry out the appropriate advertising and marketing activities to promote the sales of the contracutal Product(s).

12.2.	Unless the LICENSEE produces the quantities shown in Schedule E (in the line “no Batches”) per each solar year - to be considered as minimum quantities – the LICENSOR shall be entitled to terminate this Agreement forthwith, by serving written notice, with immediate effect (without giving any prior notice period), within [90] days after the end of the solar year in which the relevant minimum quantities have not been achieved.

“It is hereby agreed and understood that the above right of the LICENSOR to terminate this agreement shall exhaust any and all LICENSOR’s remedies against the LICENSEE in case the latter does not reach the agreed minimum quantities and the LICENSOR shall not be entitled to any compensation for damages.”

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13.	NO-CONTEST CLAUSE

The LICENSEE undertakes not to contest the LICENSOR’s Know-How either by an invalidity suit, opposition or otherwise, not to assist Third Parties directly or indirectly in contesting the LICENSOR’s Know-How. The scope of protection of this provision sall also cover the contracutal Know-How.

14.	MISCELLANEOUS

14.1	This Agreement and its Schedules constitute the entire agreement between the parties in relation to the manufacture and sale of the Product(s) and the use of the Trademark(s) in the Territory and supersede all prior verbal or written agreements between the parties, if any, relating to the same subject matter. No change to this Agreement and/or any of its Schedules shall be binding upon the parties unless it is made in a written document signed by authorised representatives of both parties or of their legal successors.

14.2	Any notice required or permitted under this Agreement may be sent aither by certified mail, return receipt requested, or by fax or by mail to the following addresses and numbers of the Parties:

If to LICENSOR:

Feldkirchnerstraße 4

A -8054 Seiersberg

Fax +43 316 28 43 00 14

Email: christoph.artner@iason.eu

If to LICENSEE:

20 rue Diesel

01630 Saint Genis Pouilly, France

Fax: +33-4-50 99 30 71

email: gerard.ber@adacap.com

14.3	Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed as certified by the return recipt (in case of certified mail) or by confirmation of dispatch (in case of fax) or by the massage from the adress confirming receipt (in case of email).

14.4	Should any provision of this Agreement become unvalid or unenforceable under applicable laws, this shall not invalidate or render any other provision unenforceable. The invalidated or unenforceable provision shall be deleted and replaced, by mutual consent of both parties, by a valid or enforceable provision having an objective or similar to the objective of the deleted provision.

14.5	Neither party shall be deemed to be in breach of this Agreement, or otherwise liable to the other, by reason of the non-performance or of any delay in the performace, of any of its obligations hereunder, to the extent that such delay or non-performance is due to any Force Majeure, provided that the party which is so prevented from, or delayed in,

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the performance of any of its obligations under this Agreement shall (a) notify forthwith the other party of the occurrence and likely duration and effect of any such Force Majeure, (b) use its best endeavours to resolve promptly or cure any matter under its own control and (c) resume performance as soon as the Force Majeure has ceased or has been removed.

14.6	Failure by either party, either permanently or temporarily, to enforce any of its rights hereunder or to require performance by the other party of any of its obligations hereunder shall not constitute, or be deemed to constitute, any waiver of this party’s rights under this Agreement.

14.7	This Agreement is a licence agreement and nothing in this Agreement shall create, or be deemed to create, any partnership, or any relationship of principal and agent, between the parties.

14.8	Except as otherwise provided in this Agreement, each party shall bear its own costs relating to the preparation, execution and implementation of this Agreement and all taxes relating thereto.

14.9	Except with the other Party’s prior written consent, Paties shall not disclose to any third party (except to the Authorities if required by applicable laws) or make any public announcement concerning the existence or content of this Agreement.

14.10	Both parties agree that this Agreement complies with the provisions EU Regulation 772/2004 of April 27, 2004 on technology transfer agreements and is therefore exempted from prior notification to the EU Commission.

Made in 2 copies, January 14, 2009

LICENSOR	LICENSEE
/s/ Christoph Artner	/s/ Gérard Ber
Christoph Artner	Gérard Ber
for Stefano Buono

List of the Schedules:

A.: The Products

B.: Trade Marks

C.: C2 Marketing Authorization; C2 projected Marketing Authorization

D.: The Terrritory; Details on Italy

E.: Royalties, Base Fees, After-Sales Service

F.: Lists of Documents according to 3.1.a

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G.: Proposal for Labelling

H.: Technical Equipment

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